Exhibit 10(b)xxxiii
FIRST AMENDMENT TO
ANADARKO RETIREMENT RESTORATION PLAN
     WHEREAS, Anadarko Petroleum Corporation (“Anadarko”) has heretofore adopted the Anadarko Retirement Restoration Plan (the “Plan”); and
     WHEREAS, the Company desires to amend the Plan;
     NOW, THEREFORE, the Plan shall be amended as follows:
     1. Effective as of July 31, 2003, Article V of the Plan shall be deleted and the following shall be substituted therefor:
“V.
Amount of Benefits
     5.01 General Benefits. The benefit payable to a Participant in the Plan, or his beneficiary or beneficiaries, shall be paid at the time and in the manner described in Article VI hereof based upon an amount equal to the Actuarial Equivalent of the excess, if any of (a) over (b) where:
(a)	is the benefit that would have been payable to such employee or on his behalf to his beneficiary or beneficiaries under the Retirement Plan if the provisions of the Retirement Plan were administered without regard to the Limitations; and

(b)	is the benefit, if any, that is in fact payable to such employee or on his behalf to his beneficiary or beneficiaries under the Retirement Plan.
Benefits determined under this Section 5.01 shall be computed in accordance with the foregoing and with the objective that such recipient should receive under the Plan and the Retirement Plan that total amount which would have been payable to that recipient solely under the Retirement Plan without regard to the Limitations.
     5.02 Supplemental Benefits. In the case of any Participant in the Retirement Plan who would have been entitled to supplemental benefits pursuant to Paragraph (d) of Section 5.2 of the Retirement Plan but for the fact that his compensation for the calendar year ending December 31, 2002 exceeded $200,000.00, such Participant shall be entitled to a supplemental benefit under this Plan determined in accordance with the formula described in Paragraph (d) of 5.2 of the Retirement Plan.
     5.03 Restriction. In no event shall an employee who is not entitled to benefits under the Retirement Plan be eligible for a benefit under this Article.”

     2. Effective as of January 1, 2003, the following new Article XV shall be added to the Plan:
“XV.
Claims Procedures
     Claims for Plan benefits and reviews of appeals of Plan benefit claims which have been denied or modified will be processed in accordance with the then current written Plan claims procedures established by the Committee, which procedures are hereby incorporated by reference as a part of the Plan.”
3. As amended hereby, the Plan is specifically ratified and reaffirmed.
     IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed this 5th day of August, 2003.

ANADARKO PETROLEUM CORPORATION
By:	/s/ Richard A. Lewis
	Name:	Richard A. Lewis
	Title:	Vice President, Human Resources